Exhibit 10.52

 SECOND AMENDMENT TO STANDARD COMMERCIAL LEASE

This Second Amendment to Standard Commercial Lease (the "Second Amendment") is entered into as of July 19, 2010 (the “Execution Date”), by and between JG Heritage Waters Ridge Ltd., a Texas limited partnership ("Landlord") and INX, Inc., formerly known as I-Sector Corporation, a Delaware corporation ("Tenant").

B A C K G R O U N D:

A.           Vantage Development #21, Inc., a Texas corporation ("Original Landlord") and Tenant entered into a written Standard Commercial Lease (the "Lease") dated April 10, 2004, in which Original Landlord leased to Tenant and Tenant leased from Original Landlord approximately 24,081 square feet of area (the "Leased Premises") identified as Suite 220 of  Waters Ridge Tech Center I (the "Project") located at 1955 Lakeway Drive, Lewisville, Texas 75057.

B.           Original Landlord and Tenant amended the Lease pursuant to a First Amendment to Standard Commercial Lease (the “First Amendment”) dated as of June 9, 2006, to, among other things, increase the size of the Leased Premises to approximately 28,479 square feet

C.           Original Landlord sold a portion of  the Project to Landlord, and in conjunction with that sale, Original Landlord assigned all of its interest in the Lease (as amended by the First Amendment) to Landlord.

D.           Landlord and Tenant desire to amend the Lease again to, among other things, increase the size of the Leased Premises again, extend the term of the Lease, adjust the amount of Base Rent to be paid during such extended term, and make other amendments and changes to the Lease.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, Landlord and Tenant agree as follows:

1.           Leased Premises, Exhibit A and Exhibit B.  Section 1.02 of the Lease is amended to provide that the Leased Premises shall contain approximately 34,656 square feet and is identified on Exhibit “A” attached hereto as the “Original Leased Premises” (24,081 square feet) and the First Amendment Expansion Premises” (4,398 square feet) and the “Second Amendment Expansion Premises” (6,177 square feet).  The Original Leased Premises, the First Amendment Expansion Premises and the Second Amendment Expansion Premises are collectively referred to as the “Leased Premises.”  Furthermore, Exhibit “B” is amended to delete the property commonly known as 1945 Lakepointe Drive which has been replatted as a separate legal Lot 1R-A2, Block B, Waters Ridge, Phase II Addition to the City of Lewisville, Texas and the remaining land in Exhibit B is now legally described as set forth in the attached Exhibit B.

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2.           “Building” or “Project” and Pro Rata Share”. Section 2.03 of the Lease gives the Landlord the right to adjust Tenant’s Pro Rata Share as a result of any changes in the physical size of the Building or Project.  The terms “Building” and “Project” are used interchangeably in Lease sections 1.02 and 2.03.  As a result of the sale of a portion of the Project to a third party, the “Project” now consists of and is revised to mean a total of 199,665 square feet (consisting of 1825 Lakeway Drive, 1955 Lakeway Drive and 1965 Lakepointe Drive) and no longer contains 227,495 square feet as shown in Lease section 1.02 because it now excludes 1945 Lakepointe Drive.  The Building is revised to mean Building 1 of Waters Ridge Tech Center I located at 1955 Lakeway Drive and it consists of 91,031 square feet. Therefore, Tenant’s current Pro Rata share for the Original Leased Premises is 24,081/91,031 = 26.4536%, and for the First Amendment Expansion Premises is 4,398/91,031 = 4.8313%.  The Tenant’s Pro Rata share for the Second Amendment Expansion Premises is 6,177/91,031 = 6.7856%.  Landlord retains the right in Lease section 2.03 to modify the Tenant’s Pro Rata Share based on changes in the size of the Leased Premises, Building, Common Areas of the Building or Project, as therein provided.

3.           Interim Extension Term and the Commencement Date of the Extended Term of the Leased Premises.  Section 1.03 of the Lease is amended first to provide that the Term for the  Original Leased Premises and the First Amendment  Expansion Premises shall be extended (the “Interim Extension Term”) to the Substantial Completion Date as defined in Exhibit E, subject to adjustment caused by any Tenant Delays as defined in Exhibit E, Section 9 (the “Substantial Completion Date”).  The Leased Premises includes the Original Leased Premises, the First Amendment Expansion Premises and the Second Amendment Expansion Premises. Second, the Term for the Leased Premises is further extended commencing on the  Substantial Completion Date (the “Commencement Date”) and continuing for a period of sixty (60) months if the Commencement Date is the first day of a calendar month (the “Extended Term”).  If the Commencement Date is not the first day of a calendar month, the Extended Term of the Leased Premises shall be the balance of the partial month in which the Commencement Date occurs, plus an additional sixty (60) months.   Landlord and Tenant agree to certify the Commencement Date of the Second Amendment Extended Term for the Leased Premises in writing within ten (10) days of occurrence using the memorandum attached hereto as Exhibit C.

4.           Base Rent.  Section 1.04 of the Lease is amended to provide that the monthly installments of Base Rent to be paid for the Original Leased Premises and the First Amendment Expansion Premises during the Interim Extension Term and the Extended Term of the Lease shall be as follows:

Original Leased Premises and First Amendment Expansion Premises:
Lease Period	Base Rental Rate/SF/YR	Monthly Base Rent
Execution Date to the day prior to
the Commencement Date of the
Extended Term	$11.00/SF	$26,105.75

Extended Term of the Leased Premises :
Lease Period	Base Rental Rate/SF/YR	Monthly Base Rent
First two months after the
Commencement Date	Base Rent only is abated	$-0-

Months three through thirty- six after
the Commencement Date	$11.00/SF	$31,768.00
Plus any partial prorated month

Months thiry-seven through
sixty after the Commencement Date	$12.00/SF	$34,656.00

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Only Base Rent is abated during the first two (2) months of the Extended Term.  Tenant’s obligation to pay Tenant’s Building Pro Rata Share of Operating Expenses, Taxes and Insurance is NOT abated during the two (2) month Base Rent abatement period.

If the Commencement Date of the Extended Term of the Leased Premises occurs on a date other than the first day of a calendar month, 1) the monthly Base Rent shall be prorated for the first partial month on a per diem basis, and (2) the first escalation of monthly Base Rent as set forth in this Section above shall take effect on the first day of the month following the thirty-sixth full calendar month of the Extended Term.

As consideration for Tenant's performance of all obligations to be performed by Tenant under this Lease (as amended and extended), Landlord has conditionally abated Base Rent during the first two (2) months of the Extended Term.  Should Tenant default in the performance of its obligations under this Lease and fail to cure said default within the time limit allowed by this Lease or by law, then the amount of rent conditionally excused herein as abated Base Rent (which amount is determined to be $63,536.00) shall become immediately due and payable and Landlord shall be entitled to immediately institute legal action to collect said monies.

5.           Notices.  Section 1.05 of the Lease is amended to update the address of Landlord as follows:

Landlord’s Address:           JG Heritage Waters Ridge, Ltd
c/o J.G. Management Company
5743 Corsa Avenue, Suite 200
Westlake Village, CA 91362
Fax No. (818) 707-3949
Attn:  Greg Greenstein

6.           Operating Expenses.  Section 2.05 Operating Expenses, Paragraphs 1 and 2 are deleted entirely and replaced with the following language:

“2.05  Operating Expenses.  Tenant agrees to pay without notice, demand, deduction, counterclaim, set-of or abatement of any kind, Tenant’s Pro Rata Share of Landlord’s operating expenses for the Building and/or Project as set forth in Section 2.06 (“Operating Expenses”).  Landlord shall invoice Tenant monthly for Tenant’s Pro Rata Share of the estimated Operating Expenses for each calendar year and may adjust such share each subsequent year based upon anticipated Operating Expenses.   Once yearly, Landlord is entitled to adjust the estimated Operating Expenses to reflect current or anticipated Operating Expenses.   Effective January 1, 2010 Tenant shall pay its Pro Rata share of Operating Expenses for the Original Leased Premises and the First Amendment Expansion Premises.  However, calculation of increases in Tenant’s Pro Rata share of Operating Expenses for the Original Leased Premises and the First Amendment Expansion Premises subsequent to the calendar year 2010 shall be capped at five percent (5%) annually on a compounded basis.  For example, if the Operating Expenses for 2010 total $75,000, then the caps for subsequent years shall be as follows: 2011=$78,750; 2012=$82,687.50; 2013=$86,821.88; 2014=$91,162.97 and 2015=$95,721.12.  Provided, however, the foregoing cap shall not apply to the following Operating Expenses:  utilities for the Common Areas (water, sewer, gas, electricity),  and fees paid to tax consultants and/or attorney’s for contesting taxes (collectively referred to as “Excluded Costs”).  Tenant’s Pro Rata share for such Excluded Costs shall always be based upon the actual amount of such expenses.  Provided further, if the Building or Project is not fully leased, Landlord will be entitled to gross-up management fees as if the Building or Project had been fully leased.

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With respect to the Second Amendment Expansion Premises, Landlord shall invoice Tenant monthly for Tenant’s Pro Rata Share of the estimated Operating Expenses for each calendar year commencing on the Commencement Date of the Extended Term and may adjust such share each subsequent year based upon anticipated Operating Expenses.  The calculation of increases in Tenant’s Pro Rata share of Operating Expenses for Tenant’s Second Amendment Expansion Premises subsequent to the calendar year 2010 shall be capped at five percent (5%) annually in the manner described above. Provided however, the foregoing cap shall not apply to the Excluded Costs described in the above paragraph.  Tenant’s Pro Rata share for such Excluded Costs shall always be based upon the actual amount of such expenses.  Provided further, if the Building or Project is not fully leased, Landlord will be entitled to gross-up management fees as if the Building or Project had been fully leased.

7.           Controlled Access.  Section 3.05 of the Lease is amended to provide that Tenant may install a controlled access system on the door to the common electrical backup power room utilizing Tenant’s existing card reader system.  Tenant shall provide Landlord with an access card for use by Landlord’s third party property management company, which shall have access to this controlled area 24 hours per day, seven days per week.  Also, Landlord agrees to lock the roof access hatch located in the electrical room and install, at Landlord’s expense, a new roof access ladder outside the electric room for use by any other tenants and their contractors.

8.           Maintenance Requests.  Section 5.04 of the Lease is amended to provide that in addition to written requests for repairs or maintenance to be made in the manner described in Section 14.07, Tenant may request repairs or maintenance by sending an e-mail request to Landlord’s third party property manager at the following e-mail address, Christy.Means@transwestern.net, or other identified landlord property manager or third party  property manager, and requesting and receiving a read receipt acknowledgement from its property manager. Landlord agrees to provide, at all times, Tenant with a contact to address maintenance or repair requests. Landlord further agrees to provide Tenant with written notice in the event of any changes to the maintenance or repair request contact, which will include the new or replacement contact and the effective date of the change.

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9.           HVAC Modifications to the Original Leased Premises and the First Amendment Expansion Premises.  Section 5.06 of the Lease is amended to provide that Landlord will, at Landlord’s expense, improve and modify the HVAC system currently serving the Original Leased Premises and the First Amendment Expansion Premises (excluding Tenant’s server room) according to the mechanical plans prepared by Purdy-McGuire, Inc. and included as part of the Final Drawings (as defined in Exhibit “E”). Following the completion of these HVAC Modifications by Landlord, Tenant will continue to be responsible for the preventative maintenance of the HVAC system (including but not limited to any supplemental units installed by Tenant in the server room) according to the original terms of Section 5.06 of the Lease, except that the preventative maintenance service will be performed on a quarter-annual basis instead of an annual basis.

10.           Leasehold Improvements.  Following full execution of this Second Amendment to Lease, Landlord agrees to provide Tenant with certain improvements to the Leased Premises (the “Leasehold Improvements”) in accordance with the terms of the  Leasehold Improvement Agreement attached hereto as Exhibit “E”.

11.            Intentionally deleted.

12.           Broker. Section 14.16 of the Lease is amended by adding the following provision:

“Tenant hereby represents to Landlord that Jones Lang LaSalle Brokerage, Inc. (“JLL”) is the sole and exclusive representative of Tenant in connection with this Second Amendment and that no commission is due or owing to any other broker. JLL shall be paid a commission by Landlord respecting this Second Amendment pursuant to a separate agreement made and entered into by and between said parties. Tenant agrees to indemnify, defend and hold harmless Landlord against any claims by any other brokers, agents other persons or entities what or whom so ever claiming any commission or other compensation associated with this Second Amendment.”

13.           Deleted Sections, Section 16.01 and 16.04 of the Original Lease and section 7 of the First Amendment are no longer relevant and are hereby deleted from the Lease.

14.           Renewal Option.  Section 16.02 of the Lease is amended to provide that if Tenant is not in default and if Tenant has not assigned the Lease or subleased the Leased Premises, Tenant shall have the option to renew the Term of the Lease for one (1) additional period of five (5) years (beginning on the day after the expiration date of the Extended Term) at a Base Rent equal to the prevailing rental rate for properties similar to the Leased Premises in the Lewisville Metropolitan area, with comparable concession packages and with lease terms commencing on or about the date of commencement of the renewal Term.  All other terms and conditions as stated in Section 16.02 of the Lease shall remain the same and are not amended. If Landlord and Tenant cannot agree upon a market rate, Landlord and Tenant agree to settle such dispute through arbitration or some other procedure acceptable to Landlord and Tenant.

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15.           Right of First Refusal.  Section 16.03 of the Lease is deleted entirely from the Lease and the following language is substituted:

“16.03  Right of First Refusal (“ROFR Space”).  Provided no event of default exists on the date Landlord receives a third party offer, Landlord hereby grants to Tenant, but not to any assignee or subtenant of Tenant, a right of first refusal during the Extended Term (but not during any renewal of the Extended Term) to Lease the approximate 5,941 square feet of space immediately contiguous to the Leased Premises and as identified on Exhibit A as the ROFR Space. If Landlord receives an offer to lease any portion of the ROFR Space from a third party, Landlord shall notify Tenant in writing of its intention to accept the offer (the “Offer”) and provide Tenant with the terms under which it is prepared to lease the ROFR space.  Tenant shall have seven (7) business days from receipt of Landlord’s notice to notify Landlord in writing of Tenant’s intent to exercise its right of first refusal with respect to the ROFR Space, which is the subject of the Offer.  If the terms of the Offer include space in addition to the ROFR space, Tenant shall be required to lease all of such space if it desires to lease the ROFR Space.  If Tenant does not exercise its right of first refusal within seven (7) days of receipt of Landlord’s notice, then Landlord may lease such space to the third party.  If the third party does not execute a Lease for the ROFR Space, Tenant’s right of first refusal shall be reinstated. If Tenant elects to exercise its right of first refusal to lease the ROFR Space (including any additional space) which is the subject of the offer, then the terms for the lease of such ROFR Space shall be the same as those economic terms offered to the third party including length of term. Furthermore, Tenant acknowledges  in the event Tenant elects not to exercise their ROFR the ROFR space will be offered to Chelton per their subordinate rights to the space.

16.           Intentionally deleted.

17.           Intentionally deleted.

18.           SNDA Agreement and Mortgagee’s Approval.  Promptly upon receipt of Tenant’s signed Second Amendment to Lease Agreement, Landlord agrees to request that its mortgagee provide Tenant with a subordination non-disturbance agreement (“SNDA”)  using mortgagee’s standard form agreement. Tenant’s signature on this Second Amendment to Lease is provided to Landlord contingent upon satisfaction of its receipt of Landlord’s mortgagee’s executed SNDA on the mortgagee’s standard form agreement. Tenant agrees to pay $1,000 to Landlord upon execution of this Second Amendment, which amount Landlord shall apply as a pre-payment toward the fee charged by the mortgagee for Tenant’s request of the SNDA.  In the event the mortgagee’s fee for the SNDA request exceeds $1,000, Tenant agrees to reimburse Landlord for the difference between the $1,000 pre-payment and the actual cost.  Tenant shall pay such difference (if any) within ten (10) days receipt of invoice and supporting documents from the Landlord.  Tenant acknowledges that its payment of the fees stated above in no way constitutes a guarantee that mortgagee will agree to provide the SNDA. In the event that the mortgagee fails to provide Tenant with a signed SNDA agreement on or before thirty-five (35) days following the date of Landlord’s written request to mortgagee, then Tenant may, if Tenant elects, send Landlord written notice requesting that Landlord return all of the signed original Second Amendment to Lease Agreement documents to Tenant thereby rescinding its signature on the Second Amendment to Lease Agreement.  In the event mortgagee either,  (a) does not respond in the timeframe described above or, (b) refuses to provide Tenant with an SNDA then Tenant shall have the following options:  In the case of  (a) above, Tenant shall provide Landlord with written notice of its election to either (i) proceed with the Second Amendment to Lease Agreement without obtaining the SNDA, (ii) elect to further delay Landlord’s execution of the Second Amendment to Lease Agreement for an additional ten (10) days, or (iii) rescind its signature and request that the original Second Amendment to Lease Agreements executed by Tenant be returned to Tenant.  In the case of (b) above, Tenant shall provide written notice to Landlord electing either (i) or (iii) above. In the event Tenant selects option (ii) above and the mortgagee has still not provided an executed SNDA at the end of the ten (10) day extension, then Tenant shall provide Landlord with written notice electing either option (i) or (iii) above.

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19.           Mortgagee Approval.  This Second Amendment to Lease Agreement is subject to Landlord’s mortgagee’s review and approval of the terms contained herein.  Following Tenant’s execution of the Second Amendment, Landlord will forward the amendment to its mortgagee for review and approval, and will also submit Tenant’s financial statements to its mortgagee for its review. Once the Landlord has supplied its mortgagee this amendment plus any additional, reasonably requested supporting documentation, the mortgagee will approve or reject the proposed amendment within five (5) days. Notwithstanding the foregoing, the approval process may take as much as 30 days and in such event, the Landlord agrees that it will regularly follow up with the mortgagee once the process is started in order to achieve as timely a response as possible.

20.           The Lease is amended by adding the following Sections 16.07, 16.08 and 16.09:

“16.07
Tenant’s Cooperation as to Phase 1 Environmental Report.  Tenant agrees to cooperate with Landlord and with any environmental consultant (the "EC") Landlord or its mortgagee (or prospective mortgagee) engages to assess the environmental condition of the Leased Premises; provided however, such environmental assessments shall not occur more than once in any twelve (12) month period, unless requested by Landlord’s mortgagee or prospective mortgagee. In particular, Tenant will cooperate as required under the Environmental Protection Agency rule which became effective in 2006 titled: Procedures of American Society for Testing and Materials, including the document known as Standard E1527-97 entitled Standard Practice for Environmental Site Assessment; Phase 1 Environmental Assessment so as to satisfy the "all appropriate inquiries requirement" set forth in 42 USCA Section 9601 (35) (B)(i). In sum, (a) the EC must be given complete access to the Leased Premises to perform a complete site inspection; (b) Tenant must identify and provide to the EC all "Helpful Documents" as listed in ASTM E1527-05 (c) Tenant shall make its key manager available for interview by the EC. A key manager of the Leased Premises is one with good knowledge of the uses and physical characteristics of the Leased Premises and shall answer in good faith to the extent of his/her knowledge all questions relevant to the environmental inspection. Landlord agrees to provide Tenant with as much advance notice as is practicable prior to the date of such assessment(s), will use commercially reasonable efforts to not interfere with Tenant’s business operations and will ensure that the EC also use commercially reasonable efforts to not interfere with Tenant’s business operations.

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16.08   Patriot Act. Landlord and Tenant each represent to the other that neither they nor any of their affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Contract ("OFAC") (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

16.09  Confidentiality. Landlord and Tenant agree to keep the terms of the Lease, the First Amendment, this Second Amendment and any negotiations or letters of intent preceding the preparation and execution of this Second Amendment strictly confidential, and Landlord and Tenant shall not disseminate or disclose any such information to an third parties.”

21.           Exhibit "A" and Exhibit “B” to the Lease are hereby deleted in their entirety and replaced with Exhibit "A" and Exhibit “B” attached hereto.

22.           This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

23.           Landlord and Tenant ratify and affirm all the terms of the Lease as modified by the First Amendment and this Second Amendment.  All terms defined in the Lease shall have the same meanings in this Second Amendment, except for those terms amended or modified by the First Amendment and this Second Amendment.

24.           The submission of this Second Amendment to Tenant for review, negotiation or signature does not constitute a reservation of space or an option or offer to lease.   This Second Amendment is not effective or binding unless and until it is executed by and delivered by both Landlord and Tenant.

LANDLORD:

JG Heritage Waters Ridge, Ltd., a Texas limited partnership
By:	JGH WR GP, LLC, a Texas limited liability company,
its general partner

	By:	/s/ Greg Greenstein
Name: Greg Greenstein
Title: Manager

TENANT:

INX, Inc., a Delaware corporation

By:	/s/ Brian Fontana

Printed Name:	Brian Fontana

Title:	Vice President

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